Exhibit 10.2

LEASEHOLD IMPROVEMENTS PURCHASE AGREEMENT

This Leasehold Improvements Purchase Agreement (“Agreement”) is made this 20th day of  January, 2004 by and between AirNet Systems. Inc., an Ohio corporation having a mailing address of 3939 International Gateway Drive, Columbus, Ohio 43219 (“Seller”), and Columbus Regional Airport Authority, a port authority organized and existing pursuant to  Chapter 4582 of the Ohio Revised Code having a mailing address of 4600 International Gateway, Columbus, Ohio 43219 (“Buyer”).

Background

A.                                   Seller, as lessee, and Buyer, as lessor, are currently parties to the following described lease (the “Lease”) relating to real property located at Port Columbus International Airport and more particularly described in the Lease (the “Leased Premises”):

Lease Agreement between the City of Columbus and Jerry G. Mercer dated October 4, 1984, as modified by (a) Modification #1 dated June 11, 1985, (b) Modification #2 dated June 11, 1986, (c) Modification #3 dated  May 15, 2987, (d) Modification #4 dated August 17, 1989, (e) Modification #5 dated December 15, 1994 and (f) Modification #6 dated September 1, 2002.

B.                                     The Leased Premises have been improved with certain leasehold improvements consisting of an approximately 78,000 square foot hangar/sort/office facility and related site improvements (collectively, the “Leasehold Improvements”) owned by Seller.

C.                                     Simultaneous with their execution and delivery of this Agreement, Buyer, as landlord, and Seller as tenant, are executing that certain lease agreement (the “Rickenbacker Lease”) pursuant to which (i) Seller is leasing from Buyer an approximately 8.098 acre site at Rickenbacker International Airport upon which Seller will be constructing a new hangar/sort/office facility to house its aeronautical operations (the “Rickenbacker Leasehold Improvements”) and (ii) Buyer has agreed to construct an aircraft parking ramp (the “Ramp”) adjacent to Seller’s proposed new facility.

D.                                    As an inducement to Seller to enter into the Rickenbacker Lease, Buyer has agreed to purchase the Leasehold Improvements from Seller and terminate the Lease, all in accordance with terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties hereby covenant and agree as follows, intending to be legally bound hereby:

§ 1.                             Purchase and Sale.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Leasehold Improvements. The Leasehold Improvements shall include all of the right, title and interest of Seller in and to all improvements now or hereafter located on the Leased Premises.  The Leasehold Improvements do not include (a) any aircraft or other personal property owned by Seller and located at the Leased Premises or (b) any of the property more particularly described on Exhibit A attached hereto.

§ 2.                             Purchase Price.  The purchase price for the Leasehold Improvements (the “Purchase Price”) is Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) payable in cash at the Closing (as hereinafter defined) in the form of a certified or bank check or wired federal funds.

§ 3.                             Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Seller or such other place as Seller and Buyer may mutually agree upon in writing, and (b) during the month of December, 2004, with the date and time of Closing to be established by Seller in a written notice to Buyer given not less than seven (7) days prior to the scheduled Closing date. Notwithstanding the foregoing, the Closing may be postponed by Seller or Buyer pursuant to the provisions of Section 5 hereof.

§ 4.                             Representations and Warranties of Seller.  To induce Buyer to enter into this Agreement to purchase the Leasehold Improvements, Seller represents and warrants to Buyer as follows:

a.                                       There are no leases, subleases, tenancies, licenses, or other rights of occupancy or use of any portion of the Leased Premises other than the Lease.

b.                                      Seller is the sole legal and beneficial owner of the Leasehold Improvements.

c.                                       The Leasehold Improvements are free and clear of all liens, security interests, encumbrances, pledges, claims of others, or equitable interests of any kind whatsoever.

d.                                      Seller does not know of any pending or threatened condemnation or eminent domain proceedings that would affect the Leasehold Improvements.

e.                                       No litigation or proceeding is pending or threatened relating to Seller or the Leasehold Improvements or any part thereof, which could have an adverse effect on title to or the use and enjoyment or value of the Leasehold Improvements or any part thereof, or which could in any way interfere with the consummation of this Agreement.

f.                                         Seller does not know of any existing conditions in the Leasehold Improvements that violate any environmental laws, rules, regulations or permits or require any remedial or corrective action pursuant to said environmental laws, rules, regulations or permits.

It shall be a condition of Buyer’s obligation to close the transaction which is the subject of this Agreement that all of the foregoing warranties and representations remain true as of the date of the Closing.

§5.                                Closing Contingencies.

(a)                    Seller’s Contingency.  Seller’s obligation to proceed to Closing is specifically conditioned upon Buyer, at the time of the Closing, having progressed with construction of the Ramp to the point that, in Seller’s reasonable opinion, construction of the Ramp will be completed within the time established in Section V.B of the Rickenbacker Lease. If, in Seller’s reasonable opinion, construction of the Ramp has not so progressed at the time of Closing, Seller may elect one of the following options:

(i.)                    Seller may elect to proceed with the Closing; or

(ii.)                 Seller may elect to postpone the Closing to a date which is no later than thirty (30) days following the date construction of the Ramp is completed.

Seller’s election to proceed under either of the options above shall be made in a written notification given to Buyer at any time on or prior to the scheduled date of the Closing. If Seller elects to postpone the Closing, the actual date of Closing shall be established in a subsequent written notice from Seller to Buyer. Anything contained herein to the contrary notwithstanding, in the event Seller elects to postpone the Closing, Seller shall have the option to terminate this Agreement if Buyer does not complete construction of the Ramp within the time established in Section V.B of the Rickenbacker Lease. If Seller elects to terminate this Agreement, then the parties shall be released from all further obligations hereunder effective as of the date of such notice of termination.

(b)                    Buyer’s Contingency.  Buyer’s obligation to proceed to Closing is specifically conditioned upon Seller, at the time of the Closing, having progressed with construction of the Rickenbacker Leasehold Improvements to the point that, in Buyer’s reasonable opinion, construction of the Rickenbacker Leasehold Improvements will be completed within the time established in Section V.A of the Rickenbacker Lease. If, in

Buyer’s reasonable opinion, construction of the Rickenbacker Leasehold Improvements has not so progressed at the time of Closing, Buyer may elect one of the following options:

(i.)                    Buyer may elect to proceed with the Closing; or

(ii.)                   Buyer may elect to postpone the Closing to a date which is no later than thirty (30) days following the date construction of the Rickenbacker Leasehold Improvements is completed.

Buyer’s election to proceed under either of the options above shall be made in a written notification given to Seller at any time on or prior to the scheduled date of the Closing. If Buyer elects to postpone the Closing, the actual date of Closing shall be established in a subsequent written notice from Buyer to Seller. Anything contained herein to the contrary notwithstanding, in the event Buyer elects to postpone the Closing, Buyer shall have the option to terminate this Agreement if Seller does not complete construction of the Rickenbacker Leasehold Improvements within the time established in Section V.A of the Rickenbacker Lease and, as a result thereof, the Rickenbacker Lease is terminated. If Buyer elects to terminate this Agreement, then the parties shall be released from all further obligations hereunder effective as of the date of such notice of termination.

§6.                                Closing Documents.  (a) Seller Documents. At Closing, Seller shall execute and deliver to Buyer the following documents:

(i)                                     Deed and Bill of Sale substantially in the form of the attached Exhibit B (the “Deed”), conveying the Leasehold Improvements to Buyer.

(ii)                                  Lease Termination Agreement substantially in the form of the attached Exhibit C (the “Termination Agreement”), terminating the Lease.

(iii)                               Lease Agreement (the “New Lease”), pursuant to which Buyer leases to Seller the Leased Premises and Leasehold Improvements pending the completion of construction of the Ramp and Rickenbacker Leasehold Improvements. The terms and conditions of the New Lease will be substantially the same as the existing Lease, except that (A) it will be a lease of the Leased Premises and Leasehold Improvements, (B) the rent will be $30,000 per month, with the first 3 months being abated (i.e., rent free), (C) the term shall end on the date Seller completes its move-in under the Rickenbacker Lease, and (D) there shall be no renewal options or rights-of-first refusal to purchase. If Seller or Buyer elects to postpone the Closing pursuant to Section 5 hereof until construction of the Ramp or Rickenbacker Leasehold Improvements, as applicable, is completed, the New Lease will not be required.

(iv)                              Appropriate certificates of Seller regarding the authorization of the sale and the authority of any person who has signed this Agreement or any of the closing documents on behalf of Seller.

(v)                                 A closing statement, a non-foreign person affidavit [§1445, IRC, FIRPTA] and any other document which is customarily executed and delivered by a seller at a real estate closing in the county where the Leasehold Improvements are located or which may be reasonably requested by Buyer.

(b) Buyer Documents.  At the Closing, Buyer shall execute and deliver to Seller the following documents: (i) any of the closing documents set forth in §6(a) wherein Buyer’s execution and delivery is necessary or appropriate; (ii) a closing statement and any other document which is customarily executed and delivered by a buyer at a real estate closing in the county where the Leasehold Improvements are located or which may be reasonably requested by Seller; and (iii) an appropriate certificate of Buyer regarding the authorization of the purchase and the authority of any person who signed this Agreement or any of the closing documents on behalf of Buyer.

§7.                                Brokers.  Seller and Buyer each represents and warrants to the other that it has not dealt with any broker or other intermediary to whom a fee or commission is payable in connection with or relating to the transaction which is the subject of this Agreement. Seller and Buyer shall each defend, indemnify, and hold the other harmless from and against any and all liability, claim, charge, or damages, including without limitation attorney fees and court costs, incurred by the other as a result of any breach of the foregoing representation.

§8.                                Real Property Taxes; Utilities.   Real property taxes and all utility charges are Seller’s responsibility under the Lease. Therefore, there shall be no prorations of real property taxes or utilities and, notwithstanding the termination of the Lease, Seller shall continue to be responsible for the payment of real property taxes and utilities with respect to the Leased Premises and Leasehold Improvements through the date of the Closing. Seller’s obligations under this Section 8 shall survive the Closing.

§9.                                Casualty; Condemnation.  If any portion of the Leasehold Improvements shall be taken, or proposed to be taken, by condemnation or purchase in lieu thereof, or shall be damaged by fire or other casualty, before Closing, Seller shall immediately advise Buyer thereof. Seller shall not agree to any settlement in any condemnation proceeding, or agree to any purchase in lieu thereof, without Buyer’s consent, which consent will not be unreasonably withheld or delayed. Unless the Buyer disputes the amount of any insurance proceeds, or Seller has failed to maintain the insurance coverage required by the Lease to insure against loss caused by fire or other casualty, the occurrence of any such condemnation or purchase in lieu thereof, or the occurrence of any such fire or other casualty, shall not affect this Agreement, except that the Purchase Price shall be reduced by the total of any awards or settlement proceeds, or the total of any insurance proceeds, as appropriate, received by Seller at or prior to the Closing. At Closing, Seller shall assign to Buyer (a) all rights of Seller in and to any awards or settlement proceeds, if any, which remain payable to Seller by reason of any such taking or acquiring of the Leasehold Improvements, and (b) all rights of Seller in and to any insurance proceeds or other proceeds which remain payable by reason of any such casualty loss to the Leasehold Improvements.

If Buyer disputes the amount of any insurance proceeds that result from any damage to the Leasehold Improvements by fire or other casualty, before Closing, Seller may elect to postpone the Closing until such time as (a) the parties are able to agree upon an amount that accurately represents the reduction in the value of the Leasehold Improvements or (b) Seller has repaired the damage and restored the Leasehold Improvements to the condition that existed immediately prior to such damage.

If Seller for any reason fails to maintain the insurance coverage required by the Lease to insure against losses caused by fire or other casualty, and an uninsured fire or other casualty occurs prior to Closing, then Buyer may elect to either:

(i.)          Terminate this Agreement, or

(ii.)       Reduce the purchase price of the Leasehold Improvements by an amount reasonably determined by the Buyer’s own insurance carrier as representing (A) the cost to repair/replace the Leasehold Improvements or (B) the loss in the value of the Leasehold Improvements.

Notwithstanding anything to the contrary contained in this Agreement, the intent of the parties in this Section 9 is that Seller bear the risk of loss prior to Closing.

§10.                          As Is.  Buyer acknowledges and agrees that as of the date of this Agreement, Buyer has thoroughly examined the Leasehold Improvements, the public records and all governmental restrictions concerning the Leasehold Improvements and, in making this Agreement, except as otherwise expressly provided herein, is buying the Leasehold Improvements “AS IS” and is relying solely upon Buyer’s examinations with reference to (i) the condition, character, quality, appearance and environmental state of the Leasehold Improvements, and (ii) all zoning ordinances and regulations, local ordinances, use restrictions and other governmental controls, regulations and restrictions in force in respect of the Leasehold Improvements. Buyer further acknowledges that, except as otherwise expressly provided herein, Seller has not made and shall not be requested to make any express or implied warranties, whether oral or in writing, with respect to the foregoing or otherwise concerning the Leasehold Improvements

Notwithstanding anything contained in this Section 10 to the contrary, Buyer’s agreement to buy the Leasehold Improvements “AS IS” is expressly contingent upon there being no material adverse change to the condition of the Leasehold Improvements (as they exist on the date of this Agreement) between the date of this Agreement and the date of the Closing. Prior to Closing, Buyer shall conduct a walk-through of the Leasehold Improvements and notify Seller of any items it reasonably determines to be material adverse change(s) in the condition of the Leasehold Improvements. If Buyer identifies any such material adverse  change(s), Buyer shall have the right to postpone the Closing until such time as (a) the parties are able to agree upon an amount that accurately represents the reduction in the value of the Leasehold Improvements or (b) Seller has repaired or remedied the condition(s) constituting such material adverse change(s).

§11.                          Notices.  Any notice required or intended to be given to any party under the terms of this Agreement shall be in writing and shall be deemed duly given when (i) delivered personally; (ii) the next business day after deposit with a reputable overnight delivery service; or (iii) three (3) business days after deposit in the United States mail, certified or registered, return receipt requested, with postage prepaid, addressed to the pertinent party at the following addresses or at such other addresses as the parties may hereafter designate by notice:

If to Seller:	If to Buyer:

AirNet Systems, Inc.	Columbus Regional Airport Authority
Attn: Chief Executive Officer	Attn: President & CEO
3939 International Gateway	4600 International Gateway
Columbus, Ohio 43219	Columbus, Ohio 43219

§12.                          Entire Agreement.  This is the entire Agreement between the parties, and there are no other terms, obligations, covenants, representations, or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to modify this Agreement, unless that agreement is in writing and signed by the party against whom enforcement is sought. However, the parties acknowledge that nothing in this Agreement is intended in any way, prior to the Closing, to change or modify the existing obligations between the parties contained in the Lease.

§13.                          Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

§14.                          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

§15.                          Duplicate Originals.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

§16.                          Headings.  The captions and headings contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

§17.                          Severability.  If any provision of this Agreement or the application of any provision to any person or to any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of such provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of Seller and Buyer that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

§18.                          Number and Gender.  When used in this Agreement, the singular number and neuter gender of each personal pronoun shall be construed to mean such number and gender as the context, circumstances or its antecedent may require.

§19.                          Time of Essence.  Time is of the essence in connection with the parties’ performance of all of the terms, conditions, covenants, obligations and agreements set forth in this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first set forth above.

SELLER

BUYER

AIRNET SYSTEMS, INC.

COLUMBUS REGIONAL AIRPORT AUTHORITY

By:

/s/ Joel E. Biggerstaff

By:

/s/ Elaine Roberts

Joel E. Biggerstaff, CEO

Elaine Roberts, President and CEO

EXHIBIT A

Items Not Included in Leasehold Improvements

Emergency generators

Air compressors

Vehicle lift in auto garage

Equipment in engine rebuilding/cleaning area

Flight simulators

Shelving

Personal property

Exhibit B

Deed & Bill of Sale

DEED AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that AIRNET SYSTEMS, INC., an Ohio corporation (“Grantor”), in consideration of the sum of One Dollar ($1.00) and other valuable considerations to it paid by COLUMBUS REGIONAL AIRPORT AUTHORITY, a port authority organized and existing pursuant to Chapter 4582 of the Ohio Revised Code (“Grantee”), the receipt of which is hereby acknowledged, does hereby GRANT, SELL, ASSIGN, TRANSFER and CONVEY to the Grantee, its successors and assigns forever, all of the Grantor’s right, title and interest in and to the following property (the “Buildings”) [here describe the buildings and other property being conveyed]

The Buildings are situated on certain real property located in the City of Columbus, County of Franklin, and State of Ohio, which real property is more particularly described as follows:

Being the real property bounded and more particularly described in Exhibit A attached hereto and hereby made a part hereof.

TO HAVE AND TO HOLD said Buildings, with all the privileges and appurtenances thereunto belonging, to the Grantee, its successors and assigns forever.

And the said Grantor, for itself and its successors, does hereby represent, warrant and covenant with the said Grantee, its successors and assigns, that:

1.                                       Grantor is the sole legal and beneficial owner of the Buildings.

2.                                       The Buildings are free and clear of all liens, security interests, encumbrances, pledges, claims of others or equitable interests of any kind whatsoever.

3.                                       No work has been performed on, or improvements constructed in the buildings, that may result in future liens, security interests, encumbrances, pledges, claims of others or equitable interests of any kind whatsoever.

4.                                       Grantor does not know of any pending or threatened condemnation or eminent domain proceedings that would affect the Buildings.

5.                                       No litigation or proceeding is pending or threatened relating to Grantor or the Buildings or any part thereof which could have an adverse effect on title to or the use and enjoyment or value of the Buildings or any part thereof.

IN WITNESS WHEREOF, the said AIRNET SYSTEMS, INC. has caused this Deed and Bill of Sale to be executed and delivered by its duly authorized officer this    day of          , 200  .

AIRNET SYSTEMS, INC.

By:

STATE OF OHIO,

FRANKLIN COUNTY, SS:

The foregoing instrument was acknowledged before me this   day of          , 200   by                              ,                                of AirNet Systems, Inc., an Ohio corporation, on behalf of the corporation.

Notary Public

This Instrument Prepared By:

Gary E. Davis, Esq.

Vorys, Sater, Seymour and Pease

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216-1008

Exhibit C

Lease Termination Agreement

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made and entered into to be effective as of __, 200_, (the “Effective Date”), by and between Columbus Regional Airport Authority, a port authority organized and existing under Chapter 4582 of the Ohio Revised Code (“Landlord”), and AirNet Systems, Inc., an Ohio corporation (“Tenant”).

Background Information

A.                                   Landlord and Tenant are currently parties to the following described lease (the “Lease”) relating to real property located at Port Columbus International Airport and more particularly described in the Lease (the “Leased Premises”):

Lease Agreement between the City of Columbus and Jerry G. Mercer dated October 4, 1984, as modified by (a) Modification #1 dated June 11, 1985, (b) Modification #2 dated June 11, 1986, (c) Modification #3 dated May 15, 1987, (d) Modification #4 dated August 17, 1989, (e) Modification #5 dated December 15, 1994 and (f) Modification #6 dated September 1, 2002.

[Note: The Lease references an “aircraft motor fuel and aircraft lubricant sales agreement.”  If such an agreement (or any other ancillary agreements) exists, it should also be terminated.]

B.                                     Landlord and Tenant have entered into a new lease pursuant to which Tenant is leasing from Landlord an approximately 8.098 acre site at Rickenbacker International Airport (“Rickenbacker”) upon which Tenant [is now; will be] conducting its aeronautical operations.

C.                                     Landlord is on this date purchasing from Tenant certain Leasehold Improvements (the “Leasehold Improvements”) owned by Tenant and located on the Leased Premises, and in connection with said purchase, and in order to facilitate Tenant’s relocation of its aeronautical operations to Rickenbacker, Landlord and Tenant have agreed to terminate the Lease in accordance with the terms and conditions hereinafter set forth.

Exhibit C

Lease Termination Agreement

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements hereinafter set forth, the parties hereby covenant and agree as follows, intending to be legally bound hereby:

1.                                       Termination of Lease.  The parties hereby agree that (a) the term of the Lease shall end at midnight on the Effective Date hereof, and (b) all rights-of-first refusal in favor of Tenant to lease the Leased Premises and certain adjoining premises are hereby extinguished and of no further force or effect.

2.                                       Vacation and Surrender:  Acceptance. Landlord hereby acknowledges that Tenant has fully vacated and surrendered the Leased Premises and Leasehold Improvements to Landlord, and Landlord hereby accepts such surrender.

3.                                       Releases. Except as specifically provided to the contrary in Paragraph 4 hereof, Tenant hereby releases Landlord from any and all further liability under the Lease and Landlord hereby releases Tenant from any and all further liability under the Lease.

4.                                       Surviving Obligations.  Notwithstanding the termination of the Lease and the releases set forth in Paragraph 3 hereof, the parties acknowledge and agree that the following obligations and agreements (but only the following obligations and agreements) shall survive the termination of the Lease and Tenant’s vacation and surrender of the Leased Premises:

(a)          Rental and Other Charges.  Not later than      days following the Effective Date hereof, Tenant shall submit to Landlord (i) its final activity report for its operations at Port Columbus for the period ending on the Effective Date and (ii) payment of all fees and charges (including all landing fees and general license/commission fees) due based upon the information contained in such activity report.  If the Effective Date is other than the last day of a calendar month, then Tenant shall be entitled to credit against any amount due the amount of any base rent paid under the Lease for periods beyond the Effective Date.

(b)         Utilities and Taxes.  Tenant shall be responsible for and pay all charges for utilities supplied to or consumed at the Leased Premises up to and including the Effective Date when invoices are issued by the supplying utility companies. Tenant shall also be responsible for and pay the real property taxes on the Leased Premises for calendar year      [the calendar year prior to the year in which the Lease is terminated]

when the same become due and payable, and, at such time as the real property tax bills for the Leased Premises for calendar year         [the year the Lease is terminated] are issued by the Franklin County, Ohio Treasurer, Tenant shall pay to Landlord a prorata portion of such taxes based on the number of days in such year that the Lease was in effect.

(d)         Environmental. Tenant shall remain liable for any losses, claims, liabilities, damages, judgments and expenses, arising from or related to any environmental contamination to the premises to the extent caused by its operations at the Premises regardless of when such conditions are discovered and regardless of whether or not Authority conducts an Environmental Audit at the termination of the Lease.  The obligations set forth in this clause shall survive the termination of the Lease.

(e)          Post Termination Entry.  If the same have not already been removed, Tenant shall have the right to enter upon the Leased Premises for a period not to exceed 30 days following the Effective Date hereof for the limited purpose of removing any personal property, trade fixtures and other property that it is entitled to remove pursuant to the Lease.

IN WITNESS WHEREOF, the parties have caused this Lease Termination Agreement to be executed by their duly authorized officers to be effective as of the Effective Date, regardless of the actual date of execution by either party.

AIR NET SYSTEMS, INC., an Ohio corporation

By:

COLUMBUS REGIONAL AIRPORT AUTHORITY

By:
Elaine Roberts, President and CEO

(Notaries on following Page)

STATE OF OHIO,

COUNTY OF FRANKLIN, ss:

The foregoing instrument was acknowledged before me this           day of             , 200  by                , the                    of AirNet Systems, Inc., an Ohio corporation, on behalf of the corporation.

Notary Public

STATE OF OHIO,

COUNTY OF FRANKLIN, ss:

The foregoing instrument was acknowledged before me this              day of          , 200   by Elaine Roberts, the President and CEO of Columbus Regional Airport Authority, a port authority organized and existing under Chapter 4582 of the Ohio Revised Code, on behalf of the Port Authority.

Notary Public